UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported) June 10, 2003

Wire One Technologies, Inc.
(Exact name of Registrant as Specified in its Charter)

Delaware	0-25940	77-0312442
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

225 Long Avenue, Hillside, NJ	07205
(Address of Principal Executive Officers)	(Zip Code)

(973) 282-2000
(Registrant’s telephone number, including area code)

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Item 5.    Other Events and Required FD Disclosure.

On June 10, 2003, Wire One Technologies, Inc. (the “Company”) entered into an agreement to sell substantially all of the assets of its Video Solutions segment to Gores Technology Group. The aggregate transaction is valued at $23 to $25 million, consisting of $20 million in cash, a $2 million holdback amount and an unsecured promissory note in the principal amount of $1 million. The Video Solutions segment consists of a headquarters and warehouse facility in Miamisburg, Ohio, inventory, a help desk operation in Camarillo, California, a client list of approximately 3,000 active customers with an installed base of approximately 22,000 videoconferencing systems, and contracts and work in progress. The transaction is subject to the vote of the Company’s stockholders at the annual meeting of stockholders, as well as other customary closing conditions. The terms of the transaction are more fully set forth in the Asset Purchase Agreement attached hereto as Exhibit 10.1.

Exhibit No.	DESCRIPTION

10.1	Asset Purchase Agreement between Wire One Technologies, Inc. and Gores Technology Group, dated June 10, 2003.

10.2	Wire One Voting Agreement executed by Richard Reiss, dated June 10, 2003.

10.3	Wire One Voting Agreement executed by Leo Flotron, dated June 10, 2003.

99.1	Text of press release dated June 10, 2003.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

WIRE ONE TECHNOLOGIES, INC.

/s/ Richard Reiss

Dated: June 11, 2003	Richard Reiss
Chief Executive Officer and Chairman